Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

October 18, 2007	For immediate release

For more information contact: Richard White or Steve Marsh at (802)-334-7915

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the quarter ended September 30, 2007, of $927,172, or $0.21 per share, as compared to $764,064 or $0.18 per share for the same period a year ago. Year to date, the Company has reported earnings of $2,460,311 or $0.57 per share compared to $2,262,106 or $0.53 per share through September 30, 2006.

As of September 30, the Company reported assets of $350,807,549 with total loans (including loans held for sale) of $256,909,154 and deposits (including repurchase agreements) of $316,251,667. In comparison, the Company reported total assets of $358,333,963 as of September 30, 2006.

In commenting on the Company’s earnings performance, Chairman and CEO Richard White said “this year we have seen somewhat lower loan demand which has caused us to shrink the balance sheet somewhat, but we have increased earnings in the process.”

President Stephen Marsh commented that the Company’s earnings improvement is the result of several factors: increased spread on earning assets due to the repayment of higher priced borrowings; increased non-interest income from Canadian exchange, service charges and the sale of mortgages into the secondary market; and a one-time, non-recurring payment on the sale of the bank’s credit card portfolio to the Bankers Bank. Partially offsetting these increased income items have been expenses incurred in preparing for the implementation of “SOX 404,” the attestation provisions of the Sarbanes Oxley Act relating to internal controls. Specifically, this year the Company retained an outside consulting firm to assist it with the implementation and testing processes for compliance with section 404.

The Company’s Board of Directors has declared a cash dividend of $0.17 per share, payable November 1, 2007 to shareholders of record as of October 15, 2007.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices now located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier and Barre. In August, 2007 it announced plans to merge with LyndonBank, pursuant to which LyndonBank will be merged into Community. The combined institution will serve customers through a network of full service branches in northern and central Vermont, with LyndonBank branches becoming branches of Community National Bank. Chairman and CEO White said that the merger plans are well underway, and that the companies hope to complete the merger at or near year end, as planned.

Forward-Looking Statements: This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, results of operations, earnings outlook and business affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, earnings and business may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems; (2) interest rate changes in such a way as to reduce the Company’s interest margins and its funding sources; (3) general economic or monetary conditions, either nationally or regionally, are less favorable than expected, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; and (4) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the Company’s business or impose additional costs and regulatory requirements.